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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Efficient Networks, Inc.


We consent to the inclusion of our report dated November 15, 1999 with respect to the balance sheets of FlowPoint Corporation as of February 28, 1999, August 31, 1998 and March 31, 1998 and the related statements of operations, cash flows and stockholders' equity for the six months ended February 28, 1999, five months ended August 31, 1998 and the years ended March 31, 1998 and 1997, which report appears in the Efficient Networks, Inc. Registration Statement on Form S-1 declared effective by the Commission on February 2, 2000.

                                                KPMG LLP

                                                /s/ KPMG LLP

Dallas, Texas
March 22, 2000